SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                           Form 8K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934



DATE OF REPORT:  May 23, 2002



                    CCA Industries, Inc.

     (Exact Name of Registrant as Specified in Charter)

                          DELAWARE

      (State or other jurisdiction of incorporation or
                        organization)

                          2-85538-B

                  (Commission File Number)

                         04-2795439

            (IRS Employer Identification Number)

 200 Murray Hill Parkway, East Rutherford, New Jersey 07073

     (Address of principal executive offices, zip code)

                       (201) 330-1400

     (Registrant's telephone number including area code)



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Item 3.

The Company has been named as a defendant in three lawsuits alleging that the plaintiffs were injured as result of their purchasing and ingesting our diet suppressant product containing phenylpropanolamine ("PPA"), which the Company utilized as its active ingredient in its products prior to November 2000. The Company's current products do not contain PPA.

The lawsuits brought against CCA Industries, Inc. are for an unspecified amount of compensatory and exemplary damages. PPA has been utilized in both decongestion and dietary products for approximately 52 years. The FDA, in its monograph prior to November 2000, recommended PPA as an appetite suppressant. The Company believes that it followed the monograph's suggestion for the information that it placed on the products' package.

The Company is insured for product liability covering all three outstanding cases. The Company is also named as a named insured under a similar policy provided by the supplier that sold the PPA to the Company. Although the Company had product liability insurance for the three outstanding lawsuits, there can be no assurance that such coverage and the counter claim against the supplier will be sufficient to satisfy such claims.

The Company's policy, covering the products using PPA as the active ingredient, expired on May 1, 2002 and has not been renewed by the Company. The Company is no longer selling any products utilizing PPA and has not done so since October 2000. The policy was not renewed because the insurance premium to obtain the coverage was, in the opinion of the Board of Directors, excessive and did not provide feasible economic coverage. The Company is still seeking what is referred to as a "catastrophic loss" policy in the event that a possible catastrophic damage may be incurred in the future. There can be no assurance that the insurance can be obtained or that the premium might be excessive and not deemed economically practicable.

Background:

In 1994 the Nonprescription Drug Manufacturers Association (now the Consumer Healthcare Products Association) ("CHPA") initiated a large-scale study in conjunction with the Yale University School of Medicine to investigate a possible association, if any, of stroke in women aged 18 to 49 using PPA which, until November 2000, was the active ingredient in certain of the Permathene products (the "Yale Study"). PPA is also used in other over-the-counter medications which were also part of the Yale Study. In May 2000, the results of the Yale Study were filed with the Food and Drug Administration ("FDA"). The investigators concluded that the results of the Yale Study suggest that PPA increases the

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risks of hemorrhagic stroke. The FDA indicated at that  time that no immediate action was required and scheduled an FDA advisory panel to meet in October 2000 to discuss the results of the study. The CHPA has questioned the execution of the Yale Study and disagreed with its conclusions.

On October 19, 2000 a Nonprescription Drugs Advisory Committee ("NDAC"), commissioned by the FDA to review the safety of PPA, determined that there is an association between PPA and hemorrhagic stroke and recommended that PPA not be considered generally recognized as safe for OTC use as a nasal decongestant or for weight control. In response to a general request from the FDA to the industry, the Company voluntarily ceased marketing Permathene and Mega 16 with PPA, The Company announced on November 7, 2000 its decision to immediately cease shipping the products with PPA and to accept product returns from any retailers who decide to discontinue marketing the products with PPA. To date, the FDA has not issued any final determinations concerning the ingredient, PPA or products containing PPA.

Contingencies

The Company intends to vigorously defend the three current lawsuits and any possible litigations. The issue is being defended by many of the major pharmaceutical companies such as, the Bayer Corporation, American Home Products Corporation, Novartis Pharmaceutical Company, Ciba Consumer Pharmaceuticals, Glaxosmith Klein, Bristol Myers Squibb Company, Chattem, Inc., et al, that sold famous products, for example, Alka Seltzer, Robitussin, Chlor-Trimiton, Dimetapp, Dexotrim, etc., using PPA as the active ingredient in cough and cold, decongestion and diet suppressant products. Because the litigation has just begun, it is not possible to determine how the outcome of these matters or the effect that these or any possible lawsuits could effect the Company's financial position or operating results.

The major pharmaceutical companies, as well as this Company's principal competitor in the diet products market, believe that there is merit to the defense of the lawsuits. In addition, because the Company has not sold any product containing PPA since October 2000, there may be an additional defense, the Statute of Limitations of any future litigation.

Management believes that the Company's defenses have merit. However, there can be no assurance that the Company will be successful in its defense, that its current insurance and cross claim over against its supplier will be adequate and/ or successful and that the lawsuits will not have a material adverse effect on the Company's results of operations for any period or on the Company's financial position.


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                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2002


CCA Industries, Inc.
     Registrant




By:
     Ira W. Berman, Secretary















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